EXHIBIT 99.1

Exide Technologies Reports Fiscal 2013 Second Quarter Results

MILTON, Ga., Nov. 9, 2012 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its fiscal 2013 second quarter and year to date financial results for the periods ended September 30, 2012.

Consolidated Results

Fiscal 2013 second quarter consolidated net sales were $712 million as compared to net sales of $773 million in the fiscal 2012 second quarter. Net sales in the fiscal 2013 period were negatively impacted by both foreign currency translation ($41.7) million and lead related pricing ($30.5) million. The decrease was partially offset by increased sales in Industrial Energy Americas, higher unit sales in the original equipment ("OE") channel in both Transportation segments, and modest pricing in the Americas' aftermarket channel.

Gross profit for the quarter of $103.7 million, declined by $15 million when compared with the prior year period. A combination of continued high cost of spent batteries in the Americas, coupled with a lower LME price of lead weighed on results. The impact of this combination on the Americas business aggregated $18.6 million when compared to the prior year period; and was only partially offset by favorable pricing of $5.5 million, principally in the transportation aftermarket channel.

Selling and administrative expenses for the fiscal 2013 second quarter were $95.7 million or 13.4% of net sales versus $96.1 million or 12.4% of net sales in the comparable prior year period.

Fiscal 2013 second quarter operating income was $6.8 million compared to $21.2 million in the prior year second quarter. The decrease is primarily the result of higher spent battery input cost coupled with lower LME lead prices, and compressed margins on third party lead sales.

Net loss for the current quarter was $13.9 million or ($0.18) per share compared to the prior year period net loss of $3.6 million or ($0.05) per share.

Fiscal 2013 Six Month Consolidated Results

Net sales for the first half of fiscal 2013 amounted to $1.4 billion as compared with $1.5 billion for the prior fiscal year period. Net sales in the fiscal 2013 period were negatively impacted by lead related price decreases of approximately ($57.3) million. In addition, unfavorable foreign currency translation aggregated approximately ($87.5) million further reducing fiscal 2013 net sales.

Gross profit declined in the fiscal 2013 first half by $37.3 million to $197.9 million. The primary driver of this decrease is a 10% increase in average cost of spent batteries in the Americas coupled with lower LME based escalator pricing. Lead prices were down 21% on average during the 2013 period when compared to the prior year period. These items combined to decrease gross profit by approximately $38 million. The decline in gross profit was partially mitigated by reduced selling and administrative expenses as compensation costs were contained during the first half of fiscal 2013.

The Company reported a net loss for the six months ended September 30, 2012 of $120.4 million or ($1.56) per share as compared to a net loss of $8.8 million or ($0.11) per share in the six months ended September 30, 2011. The fiscal 2013 net loss includes a non-cash deferred tax valuation allowance charge of $86.7 million or ($1.12) per share.

As of September 30, 2012, the Company had cash and cash equivalents of $74.3 million and $134.7 million of availability under its revolving bank credit facility. This compares to cash and cash equivalents of $84.8 million and $141.1 million of availability under its revolving bank credit facility as of September 30, 2011 and cash of $155.4 million and $152.8 million of availability under the revolving bank credit facility at March 31, 2012. The Company reported a use of free cash flow of $99 million for the six months ended September 30, 2012 as compared to a use of $87 million for the comparable prior year period. Jim Bolch, President and Chief Executive Officer stated, "Due to the seasonality of the business and similar to fiscal 2012, we expect third quarter free cash flow to be relatively flat and to generate free cash flow in the fourth quarter sufficient to offset a substantial portion of the year-to-date use."

Segment Information for the Three and Six Months Ended September 30, 2012

Transportation Segments

Net sales of the Company's combined Transportation segments in the fiscal 2013 second quarter was $424.2 million as compared to $471.9 million in the same period of fiscal 2012. Net sales were unfavorably impacted by foreign currency translation in the amount of ($23.3) million. Price decreases resulting from lead escalator agreements negatively impacted total Transportation net sales by approximately ($21.0) million in the fiscal 2013 second quarter. Fiscal 2013 second quarter aftermarket unit volume increased 1% as compared to the prior year second quarter, while units sold to OE customers increased approximately 11% quarter-over-quarter.

For the first half of fiscal 2013, Transportation Americas produced approximately 164 thousand tons of lead in our North American recycling operation, down about 3% from the prior year period. We sold 10% of this to third parties and 12% under tolling arrangements. This compares to 12% and 16% to third parties and under tolling arrangements, respectively, in the prior year comparable period. Profit on third party lead sales was down substantially as a result of the combination of historically high spent battery costs and low relative LME based lead prices. Third party lead sales will be eliminated in the second half of fiscal 2013 as the Frisco, Texas and Reading, Pennsylvania lead production capacity is taken off line.

The fiscal 2013 second quarter operating loss, excluding restructuring and impairment charges, was $0.6 million as compared to operating income of $7.4 million in the prior year second quarter. The decline is primarily the result of higher OE mix, lower fixed cost absorption and higher commodity costs.

Net sales for the first half of fiscal 2013 were $833.4 million as compared to $916.7 million for the same period of fiscal 2012 primarily due to price decreases as a result of lower average lead prices and unfavorable currency translation, partially offset by higher unit volumes to both aftermarket and OE customers. Operating loss, excluding restructuring and impairment charges, was ($6.0) million for the six months ended September 30, 2012 compared to $15.1 million in the same period of the prior year. The decline is the result of higher OE mix, lower fixed cost absorption and higher commodity costs.

Industrial Energy Segments

Fiscal 2013 second quarter total net sales for the Company's combined Industrial Energy segments was $287.5 million as compared to $301.0 million in the comparable fiscal 2012 period. Net sales were unfavorably impacted by foreign currency translation of ($18.5) million. Price decreases resulting from lead escalator agreements negatively impacted net sales by ($9.6) million in the fiscal 2013 second quarter as compared to the net sales reported in the same period of fiscal 2012. Fiscal 2013 second quarter operating income, excluding restructuring and impairment charges, was $15.7 million compared to $21.2 million in the prior year period.

Net sales for the first half of fiscal 2013 were $571.7 million as compared to $601.3 million for the same period of fiscal 2012. The decrease was due to price decreases resulting from lower average lead prices, unfavorable foreign currency translation, partially offset by improved volumes. Operating income, excluding restructuring and impairment charges, was $28.3 million for the six months ended September 30, 2012 compared to $34.6 million in the same period of the prior year. The decrease is primarily due to a higher mix of motive power OE sales in Europe as well as unfavorable lead recovery in the Americas.

Outlook

Bolch said, "We expect the normal seasonal nature of our business will result in higher revenue and substantially improved operating income in the second half of the fiscal year. This should be further supplemented by the combination of transportation aftermarket pricing and a better lead equation, assuming the cost of cores and LME lead pricing remain stable at the improved levels we saw in the month of October."

Non-GAAP Financial Measure

The Company defines Free Cash Flow as cash from operating activities less cash from investing activities, both as measured in accordance with U.S. Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

The foregoing non-GAAP financial measure should be used in addition to, but not in isolation or asa substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measure should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on Monday, November 12, 2012 at 9:00 a.m. Eastern Time.

Conference call details:
Dial-in number for US/Canada: 877-296-1542
Dial-in number for international callers: 706-679-5918
Conference ID: 37834838

A telephonic replay of the conference call is available:
Dates: from 12:00 p.m. ET November 12, 2012 to 11:59 p.m. ET November 26, 2012
Domestic dial-in: 855-859-2056
International dial-in: 404-537-3406
Passcode: 3783438

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

The Exide Technologies logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3300

Forward-Looking Statements

Except for historical information, this news release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act.

Examples of forward-looking statements include, but are not limited to (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure, and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance, (d) statements regarding liquidity and (e) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, the following general factors such as: (i) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (ii) the Company's ability to implement and fund business strategies based on current liquidity, (iii) the Company's ability to realize anticipated efficiencies and avoid additional unanticipated costs related to its restructuring activities, (iv) the cyclical nature of the industries in which the Company operates and the impact of current adverse economic conditions on those industries, (v) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (vi) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (vii) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (viii) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (ix) competitiveness of the battery markets in the Americas and Europe, (x) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (xi) the ability to acquire goods and services and/or fulfill later needs at budgeted costs, (xii) general economic conditions, (xiii) the Company's ability to successfully pass along increased material costs to its customers, (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states, and (xv) those risk factors described in the Company's fiscal 2012 Form 10-K filed on June 7, 2012.

The Company cautions each reader of this news release to carefully consider those factors set forth above. Such factors have, in some instances, affected and in the future could affect the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

Financial tables follow

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per-share data)

	For the Three Months Ended		For the Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011

Net sales	$ 711,692	$ 772,953	$ 1,405,130	$ 1,518,048
Cost of sales	608,033	654,339	1,207,216	1,282,784
Gross profit	103,659	118,614	197,914	235,264

Selling and administrative expenses	95,715	96,140	189,400	198,877
Restructuring and impairments, net	1,108	1,281	624	1,577
Operating income	6,836	21,193	7,890	34,810

Other (income) expense, net	(513)	5,751	1,098	5,870
Interest expense, net	17,229	18,074	31,326	35,735
Loss before income taxes	(9,880)	(2,632)	(24,534)	(6,795)
Income tax provision	3,887	995	95,700	2,628
Net loss	(13,767)	(3,627)	(120,234)	(9,423)
Net income (loss) attributable to noncontrolling interests	111	(39)	140	(643)
Net loss attributable to Exide Technologies	$ (13,878)	$ (3,588)	$ (120,374)	$ (8,780)

Loss per share
Basic and diluted	$ (0.18)	$ (0.05)	$ (1.56)	$ (0.11)

Weighted average shares
Basic and diluted	77,210	77,627	77,178	77,573

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except per-share data)

	September 30, 2012	March 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$ 74,281	$ 155,368
Accounts receivable, net	542,693	500,375
Inventories	541,315	479,467
Prepaid expenses and other current assets	27,464	21,840
Deferred income taxes	10,500	30,804
Total current assets	1,196,253	1,187,854
Property, plant and equipment, net	626,630	622,975
Other assets:
Goodwill and intangibles, net	157,645	164,039
Deferred income taxes	91,691	174,601
Other noncurrent assets	45,561	45,517
	294,897	384,157
Total assets	$ 2,117,780	$ 2,194,986
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$ 39,587	$ 20,014
Current maturities of long-term debt	63,489	3,787
Accounts payable	429,882	390,549
Accrued expenses	291,388	276,809
Total current liabilities	824,346	691,159
Long-term debt	690,635	752,930
Noncurrent retirement obligations	221,653	236,312
Deferred income taxes	12,511	17,158
Other noncurrent liabilities	96,075	95,075
Total liabilities	1,845,220	1,792,634

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000 shares authorized, 0 shares issued and outstanding	--	--
Common stock, $0.01 par value, 200,000 shares authorized, 79,290 and 78,351 shares issued and outstanding	793	783
Additional paid-in capital	1,135,785	1,133,417
Accumulated deficit	(836,287)	(715,913)
Accumulated other comprehensive loss	(28,429)	(16,493)
Total stockholders' equity attributable to Exide Technologies	271,862	401,794
Noncontrolling interests	698	558
Total stockholders' equity	272,560	402,352
Total liabilities and stockholders' equity	$ 2,117,780	$ 2,194,986

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	For the Six Months Ended
	September 30, 2012	September 30, 2011
Cash Flows From Operating Activities:
Net loss	$ (120,234)	$ (9,423)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	39,442	43,284
Net (gain) loss on asset sales / impairments	(1,081)	423
Deferred income taxes	94,379	(5,631)
Provision for doubtful accounts	570	585
Non-cash stock compensation	2,378	2,585
Amortization of deferred financing costs	2,125	2,143
Currency remeasurement loss	252	9,383
Changes in assets and liabilities
Receivables	(25,552)	(4,857)
Inventories	(70,615)	(63,121)
Other current assets	(6,404)	(8,315)
Payables	48,439	12,912
Accrued expenses	(3,800)	(13,549)
Other noncurrent liabilities	(8,126)	(6,121)
Other, net	(2,103)	(4,172)
Net cash used in operating activities	(50,330)	(43,874)

Cash Flows From Investing Activities:
Capital expenditures	(49,621)	(43,192)
Proceeds from asset sales	1,084	36
Net cash used in investing activities	(48,537)	(43,156)

Cash Flows From Financing Activities:
Increase in short-term borrowings	20,321	14,035
Decrease in other debt	(1,928)	(1,316)
Acquisition of noncontrolling interests/other	--	340
Net cash provided by financing activities	18,393	13,059

Effect of exchange rate changes on cash and cash equivalents	(613)	(2,560)

Net decrease in cash and cash equivalents	(81,087)	(76,531)
Cash and cash equivalents, beginning of period	155,368	161,363
Cash and cash equivalents, end of period	$ 74,281	$ 84,832

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period
Interest	$ 32,942	$ 34,357
Income taxes (net of refunds)	$ 3,191	$ 6,118

EXIDE TECHNOLOGIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED SELECTED SEGMENT FINANCIAL INFORMATION

	For the Three Months Ended		For the Six Months Ended
	September 30, 2012	September 30, 2011	September 30, 2012	September 30, 2011
	(In thousands)
Net sales
Transportation Americas	$ 213,038	$ 224,437	$ 428,179	$ 442,034
Transportation Europe & ROW	211,120	247,478	405,263	474,698
Industrial Energy Americas	98,862	90,994	185,550	179,539
Industrial Energy Europe & ROW	188,672	210,044	386,138	421,777
	$ 711,692	$ 772,953	$ 1,405,130	$ 1,518,048

Operating income (loss)
Transportation Americas	$ (5,593)	$ 813	$ (15,011)	$ (3,737)
Transportation Europe & ROW	4,976	6,595	8,998	18,849
Industrial Energy Americas	7,105	11,519	13,517	20,908
Industrial Energy Europe & ROW	8,599	9,730	14,788	13,665
Unallocated corporate expenses	(7,143)	(6,183)	(13,778)	(13,298)
	7,944	22,474	8,514	36,387
Less: restructuring and impairments, net	1,108	1,281	624	1,577

Total operating income	$ 6,836	$ 21,193	$ 7,890	$ 34,810

Depreciation and Amortization
Transportation Americas	$ 6,860	$ 6,779	$ 13,923	$ 13,738
Transportation Europe & ROW	4,492	5,032	9,299	10,099
Industrial Energy Americas	2,590	3,049	5,271	6,072
Industrial Energy Europe & ROW	4,329	5,392	8,788	10,727
Unallocated corporate expenses	1,260	1,277	2,161	2,648
	$ 19,531	$ 21,529	$ 39,442	$ 43,284

Capital expenditures
Transportation Americas	$ 11,059	$ 10,319	$ 20,021	$ 18,467
Transportation Europe & ROW	7,869	7,888	15,984	15,058
Industrial Energy Americas	3,014	2,709	5,988	4,109
Industrial Energy Europe & ROW	3,011	3,342	4,640	5,267
Unallocated corporate expenses	582	211	2,988	291
	$ 25,535	$ 24,469	$ 49,621	$ 43,192

EXIDE TECHNOLOGIES AND SUBSIDIARIES
COMPUTATION OF FREE CASH FLOW
(in millions)

FOR THE SIX MONTHS ENDED
	September 30, 2012	September 30, 2011

Net cash used in operating activities	$ (50.3)	$ (43.9)

Net cash used in investing activities	(48.5)	(43.2)

Free Cash Flow	$ (98.8)	$ (87.1)

CONTACT: MEDIA CONTACT:
         Susan Jaramillo
         Vice President, Corporate Communications
         203/699-9133 phone
         susan.jaramillo@exide.com

         INVESTOR CONTACT:
         Carol Knies
         Senior Director, Investor Relations
         Exide Technologies
         678/566-9316 phone
         carol.knies@exide.com